Exhibit 99.1

nVent Finance Prices Private Offering of Senior Notes

LONDON, United Kingdom – March 12, 2018 – Pentair plc (NYSE: PNR) (“Pentair”) announced today, in connection with the planned separation of its Electrical business through a spin-off of nVent Electric plc (“nVent”), that nVent Finance S.à r.l (“nVent Finance”), a subsidiary of Pentair that will become a subsidiary of nVent at the time of the completion of the separation, agreed to sell $300 million of 3.950% senior notes due 2023 and $500 million of 4.550% senior notes due 2028 (collectively, the “Notes”).

The Notes will be guaranteed on an unsecured and unsubordinated basis by nVent and will initially be guaranteed on an unsecured and unsubordinated basis by Pentair and Pentair Investments Switzerland GmbH (“Pentair Investments”), a subsidiary of Pentair. The Pentair and Pentair Investments guarantees of the Notes will terminate upon completion of the separation. The closing of the private offering is expected to occur on March 26, 2018, subject to the satisfaction of customary closing conditions. nVent Finance intends to use the net proceeds of the sale of the Notes to make payments to Pentair as partial consideration for the contribution of assets of the Electrical business to nVent Finance by Pentair in connection with the separation, to pay related fees and expenses and for general corporate purposes.

This press release does not constitute an offer to sell or the solicitation of an offer to buy any of the Notes or any other securities, nor will there be any sale of the Notes or any other securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or other jurisdiction.

The Notes are being offered and sold in reliance on an exemption from the registration requirements provided by Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and to investors outside the United States pursuant to Regulation S under the Securities Act. None of the Notes and such guarantees have been registered under the Securities Act or the securities laws of any state or other jurisdiction, and the Notes may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and the securities laws of any applicable state or other jurisdiction.

CAUTION CONCERNING FORWARD-LOOKING STATEMENTS

This press release contains statements that we believe to be “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical fact are forward-looking statements. Without limitation, any statements preceded or followed by or that include the words “targets,” “plans,” “believes,” “expects,” “intends,” “will,” “likely,” “may,” “anticipates,” “estimates,” “projects,” “should,” “would,” “positioned,” “strategy,” “future” or words, phrases or terms of similar substance or the negative thereof, are forward-looking statements. These forward-

looking statements are not guarantees of future performance and are subject to risks, uncertainties, assumptions and other factors, some of which are beyond our control, which could cause actual results to differ materially from those expressed or implied by such forward-looking statements. These factors include the ability to satisfy the necessary conditions to consummate the planned separation of our Water business and Electrical business into two independent, publicly-traded companies (the “Proposed Separation”) on a timely basis or at all; the ability to successfully separate the Water and Electrical businesses and realize the anticipated benefits from the Proposed Separation; adverse effects on the Water and Electrical business operations or financial results and the market price of our shares as a result of the announcement or consummation of the Proposed Separation; unanticipated transaction expenses, such as litigation or legal settlement expenses; failure to obtain tax rulings or changes in tax laws; changes in capital market conditions; the impact of the Proposed Separation on our employees, customers and suppliers; overall global economic and business conditions impacting the Water and Electrical businesses; future opportunities that our board may determine present greater potential to increase shareholder value; the ability of the Water and Electrical businesses to operate independently following the Proposed Separation; the ability to achieve the benefits of our restructuring plans; the ability to successfully identify, finance, complete and integrate acquisitions; competition and pricing pressures in the markets we serve; the strength of housing and related markets; volatility in currency exchange rates and commodity prices; inability to generate savings from excellence in operations initiatives consisting of lean enterprise, supply management and cash flow practices; increased risks associated with operating foreign businesses; the ability to deliver backlog and win future project work; failure of markets to accept new product introductions and enhancements; the impact of changes in laws and regulations, including those that limit U.S. tax benefits; the outcome of litigation and governmental proceedings; and the ability to achieve our long-term strategic operating goals. Additional information concerning these and other factors is contained in our filings with the SEC, including in our Annual Report on Form 10-K for the year ended December 31, 2017. All forward-looking statements speak only as of the date of this press release. Pentair plc assumes no obligation, and disclaims any obligation, to update the information contained in this press release.

ABOUT PENTAIR PLC

Pentair plc (NYSE: PNR) is a global company dedicated to building a safer, more sustainable world. Pentair delivers industry leading products, services and solutions that help people make the best use of the resources they rely on most. Its technology moves the world forward by ensuring that water is plentiful, useful and pure, and that critical equipment and those near it are protected. With 2017 revenues of $4.9 billion, Pentair employs approximately 18,400 people worldwide.

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Pentair contacts:

Jim Lucas

Vice President, Investor Relations and Treasury

Tel: 763-656-5575

E-mail: jim.lucas@pentair.com

Marybeth Thorsgaard

Vice President, Corporate Communications

Tel.: 763-656-5580

E-mail: marybeth.thorsgaard@pentair.com